FOR MORE INFORMATION:  Michael R. Cox
Phone   765.497.5829
mcox@BASInc.com

Bioanalytical Systems, Inc. Reports Profit for Third Quarter of Fiscal 2010

WEST LAFAYETTE, Ind., August 13, 2010—  Bioanalytical Systems, Inc. (Nasdaq: BASI) today reported financial results for the third quarter and nine months ended June 30, 2010.

For the quarter ended June 30, 2010, the Company reported net earnings of $288,000 ($0.06 per share, basic and diluted) on revenues of $8,064,000.  This compares to a loss of $632,000 ($0.13 per share, basic and diluted) on revenues of $8,121,000 in the corresponding quarter of the prior year.  Revenues in both the Company’s service and product segments were essentially the same in both periods; however, gross profit increased by $536,000 in the current quarter over the corresponding quarter due primarily to cost reductions initiated within the past twelve months. Operating expenses, excluding one-time charges, were reduced by $89,000 in the comparable periods.   Included in the net loss for the prior year quarter was an impairment charge of $472,000 eliminating the goodwill of the Company’s UK subsidiary.

For the nine months ended June 30, 2010, revenue decreased 8% to $21.4 million compared to revenue of $23.3 million for the comparable period in fiscal 2009. Service revenue declined 7.6% and Product revenue declined 9.5%. The net loss for the nine months ended June 30, 2010 was $2,411,000, or $0.49 per basic and diluted share, compared to a net loss of $4,047,000, or $0.82 per basic and diluted share for the comparable period in fiscal 2009. One time charges in the current fiscal period totaled $740,000 ($0.15 per share) for termination benefits and settlement of a contingent lease liability, compared to $472,000 ($0.10 per share) for the write-off of goodwill in the comparable period in fiscal 2009.  In the current year, the Company benefited from the favorable settlement of tax litigation which resulted in a net tax benefit of $344,000.

Revenues for the current fiscal quarter ended June 30, 2010 were the highest of the three quarters to date in the current fiscal year.  The resulting net income for the quarter was the first quarterly net income since the quarter ended June 30, 2007.

The Company has named Alberto Hidalgo as Vice President - Business Development and Marketing effective August 18, 2010. Mr. Hidalgo has over 15 years of senior-level sales experience in both domestic and international markets including 13 years in the CRO market. Most recently he consulted with companies to develop and implement new sales and marketing strategies. Prior to that he served as Area Director of Sales with Covance Central Laboratory Services and held varios positions including Director of Sales, for Eli Lilly Export, Puerto Rico. He has a strong history of developing new business relationships and sales strategies resulting in exceptional sales growth.

Anthony Chilton, PhD., President and Chief Executive Officer, stated, “It is very encouraging for our organization to return to profitability after the losses we have experienced in this recession.  While revenues have not returned to pre-recession levels, the activity in our markets continues to be promising.  We have reduced our expense levels so that we continue to be competitive in the current environment, while maintaining our commitment to quality scientific and professional performance. We are hopeful that returning to profitability will be beneficial in our efforts to refinance $2.5 million of debt maturing in the next twelve months.”

About Bioanalytical Systems, Inc.

BASi is a pharmaceutical development company providing contract research services and research instruments and supplies to the world’s leading drug development companies and medical research organizations. The company focuses on developing innovative services and products that increase efficiency and reduce the cost of taking a new drug to market. Visit www.BASInc.com for more about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties changes in the market and demand for our products and services,  the development, marketing and sales of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company’s filings with the Securities and Exchange Commission.

[TURN THE PAGE FOR CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS]

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)
(in thousands, except  per share amounts)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2010	2009	2010	2009
Service revenue	$6,034	$6,113	$16,092	$17,423
Product revenue	2,030	2,008	5,284	5,841
Total revenue	8,064	8,121	21,376	23,264

Cost of service revenue	4,538	5,212	13,863	15,777
Cost of product revenue	855	774	2,161	2,433
Total cost of revenue	5,393	5,986	16,024	18,210

Gross profit	2,671	2,135	5,352	5,054
Operating expenses:
Selling	589	734	2,057	2,569
Research and development	124	174	434	592
General and administrative	1,400	1,325	4,830	5,765
Impairment loss	---	472	---	472
Total operating expenses	2,113	2,705	7,321	9,398

Operating income (loss)	558	(571)	(1,969)	(4,344)

Interest expense	(270)	(228)	(786)	(870)
Other income	---	---	---	3
Income (loss) before income taxes	288	(799)	(2,755)	(5,211)

Income tax benefit	---	(167)	(344)	(1,164)

Net income (loss)	$288	$(632)	$(2,411)	$(4,047)

Basic net income (loss) per share	$0.06	$(0.13)	$(0.49)	$(0.82)
Diluted net income (loss) per share	$0.06	$(0.13)	$(0.49)	$(0.82)

Weighted common shares outstanding:
Basic	4,915	4,915	4,915	4,915
Diluted	4,915	4,915	4,915	4,915

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